                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, For Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
12

                                BLACKROCK, INC.
               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:

 (2) Aggregate number of securities to which transaction applies:

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 (4) Proposed maximum aggregate value of transaction:

 (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1)Amount Previously Paid:

 (2)Form, Schedule or Registration Statement No.:

 (3)Filing Party:

 (4)Date Filed:

                               [BLACKROCK LOGO]

    March 28, 2001

    Dear Stockholder:

    It is my pleasure to invite you to BlackRock, Inc.'s 2001 Annual Meeting of Stockholders.

    We will hold the meeting on Wednesday, May 2, 2001, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about BlackRock. Our 2000 Annual Report to Stockholders accompanies these enclosures.

    Your vote is important. Whether you plan to attend the meeting or not, please review the enclosed material and complete, sign, date and return the enclosed proxy card in the envelope provided so that the matters coming before the meeting can be acted upon. If you attend the meeting and prefer to vote in person, you may do so.

    We look forward to seeing you at the meeting.

    Sincerely,

    /s/ Laurence D. Fink
    Laurence D. Fink
    Chairman and Chief Executive Officer

    BlackRock, Inc.
    345 Park Avenue New York New York 10154

[BLACKROCK LOGO]

    March 28, 2001

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

    To The Stockholders:

    We will hold the annual meeting of the stockholders of BlackRock, Inc. at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Wednesday, May 2, 2001, beginning at 9:00 a.m., local time. At our annual meeting, we will ask you to:

      (1)  elect three Class II directors;

      (2) approve the adoption of the 2001 BlackRock, Inc. Employee Stock Purchase Plan;

      (3) approve an amendment to the BlackRock, Inc. 1999 Stock Award and Incentive Plan; and

      (4) consider any other business that is properly presented at the annual meeting.

    You may vote at the annual meeting if you were a BlackRock stockholder at the close of business on March 9, 2001.

    We have enclosed a proxy statement, form of proxy and self-addressed envelope. Please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

    By Order of the Board of Directors,

    /s/ Robert P. Connolly
    Robert P. Connolly
    Corporate Secretary

    BlackRock, Inc.
    345 Park Avenue New York New York 10154

[BLACKROCK LOGO APPEARS HERE]

March 28, 2001

                                PROXY STATEMENT

  The proxy materials are delivered in connection with the solicitation by the board of directors of BlackRock, Inc. of proxies to be voted at BlackRock's 2001 Annual Meeting of Stockholders and at any adjournment or postponement.

  You are invited to attend our 2001 Annual Meeting of Stockholders on May 2, 2001, beginning at 9:00 a.m., local time. The Meeting will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York.

  This Proxy Statement, form of proxy and voting instructions are being mailed starting March 28, 2001.

Stockholders Entitled to Vote

  Holders of record of BlackRock common stock at the close of business on March 9, 2001 are entitled to receive this notice and to vote their shares of common stock at the Annual Meeting. As of that date, 10,073,776 shares of BlackRock's class A common stock, par value $0.01 per share, and 54,156,524 shares of BlackRock's class B common stock, par value $0.01 per share, were outstanding. Holders of class A common stock are entitled to one vote per share. Holders of class B common stock are entitled to five votes per share. Holders of class A common stock and class B common stock vote together as a single class on the matters to be considered at the annual meeting, and their votes are counted and totaled together.

How To Vote

  Mark your proxy, date and sign it, and return it to Mellon Investor Services LLC in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to BlackRock, Inc., c/o Mellon Investor Services LLC, Proxy Processing, Church Street Station, P.O. Box 1633, New York, New York 10277-1633.

Voting at the Annual Meeting

  In the event you mail your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

  All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting On Other Matters

  If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

  Proxies may be revoked at any time before they are exercised by:

  .  written notice to the Corporate Secretary of BlackRock;

  . timely delivery of a valid, later-dated proxy; or

  . voting by ballot at the Annual Meeting.

Required Vote

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

  A plurality of the votes cast is required for the election of directors. The affirmative vote of holders of a majority of the shares of common stock for which votes are cast is required for (i) Item 2, the adoption of the 2001 BlackRock, Inc. Employee Stock Purchase Plan and (ii) Item 3, the amendment to the 1999 BlackRock, Inc. Stock Award and Incentive Plan; provided that the total votes cast at the meeting on each of Item 2 and 3 represent over 50 percent in interest of the common stock. Abstentions and broker "non-votes" are not counted in the voting tally for purposes of Item 1. With respect to Items 2 and 3, shares not voted, abstentions and broker "non-votes" will have a negative effect on the attainment of votes cast at the meeting representing over 50 percent in interest of the common stock.

Cost of Proxy Solicitation

  We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission, and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

  A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 345 Park Avenue, New York, New York, by contacting the Corporate Secretary of BlackRock.

Confidentiality of Voting

  BlackRock keeps all the proxies, ballots and voting tabulations confidential as a matter of practice. BlackRock only lets its Inspector of Election, Mellon Investor Services, examine these documents.

Voting Results

  Mellon Investor Services, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in our Form 10-Q for the second quarter of 2001, which we plan to file with the Securities and Exchange Commission in August 2001.

Annual Report

  BlackRock will provide, without charge to each stockholder upon written request, a copy of BlackRock's Annual Report on Form 10-K for the year ended December 31, 2000, required to be filed with the SEC. Requests for copies should be addressed to Joseph Feliciani, Director of Accounting, BlackRock, Inc., 345 Park Avenue, New York, New York 10154. Requests may also be directed to (212) 409-3519 or via e-mail to jfelicia@blackrock.com. Copies may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov.

                             PRINCIPAL STOCKHOLDER

  Four of our ten directors are directors and/or executive officers of The PNC Financial Services Group, Inc. ("PNC"). As of February 28, 2001, PNC indirectly owned approximately 69.9% of our outstanding common stock, representing 79.9% of the combined voting power of all classes of voting stock of BlackRock. As long as PNC owns a majority of the voting power of our common stock, PNC will be able to elect our entire Board of Directors and generally to determine the outcome of all corporate actions requiring stockholder approval. For further information, see "Item 1: Election of Directors-- Agreement on Certain Director Nominations" and "Certain Relationships and Related Transactions."

                                    ITEM 1

                             ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

  BlackRock's amended and restated certificate of incorporation provides that the Board of Directors will initially consist of six directors, which number of directors may be increased or decreased by the Board of Directors. The current number of authorized directors has been set at ten by the Board of Directors. The Board of Directors is classified into three classes, designated Class I, Class II and Class III. The term of the Class I directors expired in 2000 and the Class I directors were reelected at the 2000 annual meeting of stockholders. The term of the Class II directors will expire at this Annual Meeting and the term of the Class III directors will expire in 2002. Thereafter, the term of office of the members of one class of directors expires each year in rotation so that the members of one class are elected at each annual meeting to serve for full three-year terms, or until their successors are elected and qualified. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

  The persons named in the enclosed proxy intend to vote the proxy for the election of each of the three nominees, unless you indicate on the proxy card that your vote should be withheld from any or all such nominees. Each nominee elected as a director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

  We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

  The terms of office for the three directors in Class II expire at this Annual Meeting. The Board of Directors has selected the nominees listed below for election as Class II directors. The Board of Directors recommends a vote for the election of these nominees as directors. If elected, each director will serve until the annual meeting of stockholders in 2004 or until he or she is succeeded by another qualified director who has been elected. The following biographical information regarding the nominees for director and each continuing director is as of March 7, 2001.

  Nominees for Class II Directors Whose Terms Will Expire In 2004

  James E. Rohr (age 52), Director since 1998, is president, chief executive officer and a director of PNC and PNC Bank, National Association ("PNC Bank"), the principal bank subsidiary of PNC. Mr. Rohr is also a director of PFPC Worldwide, Inc. ("PFPC Worldwide"), PNC's global fund services company and a number of other PNC subsidiaries. Mr. Rohr is a director of Allegheny Technologies Incorporated, Equitable Resources, Inc. and Water Pik Technologies, Inc.

  Ralph L. Schlosstein (age 50), Director since 1999 and president of BlackRock since its formation in 1998 and of BlackRock's predecessor entities since 1988. Mr. Schlosstein is also a member of the management committee and the investment strategy group. Mr. Schlosstein is president and a director of BlackRock's closed-end funds and a director and officer of BlackRock's alternative investment vehicles.

  Lawrence M. Wagner (age 61), Director since 1999, is president, chief executive officer and a director of The Hillman Company, a corporation engaged in diversified investments and operations.

  Continuing Class III Directors Whose Terms Will Expire In 2002

  Murry S. Gerber (age 48), Director since 2000, is president, chief executive officer and a director of Equitable Resources, Inc., an integrated energy company. Mr. Gerber was the chief executive officer of Coral Energy, L.P. from 1996 through 1998. Mr. Gerber was the treasurer of Shell Oil Company from 1994 through 1996.

  Walter E. Gregg, Jr. (age 59), Director since 1998, is vice chairman and a director of PNC and a director of PNC Bank. He also is a director of PFPC Worldwide and a number of other PNC subsidiaries.

  James Grosfeld (age 64), Director since 1999, was formerly chairman of the board and chief executive officer of Pulte Corporation, a home builder and mortgage banking and financing company. In addition, Mr. Grosfeld is a director of Copart, Inc.

  Helen P. Pudlin (age 51), Director since 1998, is senior vice president and general counsel of PNC and PNC Bank.

  Continuing Class I Directors Whose Terms Will Expire In 2003

  Laurence D. Fink (age 48), Director, chairman and chief executive officer of BlackRock since its formation in 1998 and of BlackRock's predecessor entities since 1988. Mr. Fink is also the chairman of the management committee and co-chair of the investment strategy group. He is also chairman of the boards of BlackRock's closed-end funds, president, treasurer and a trustee of the BlackRock Funds, a director of BlackRock's offshore funds and alternative investment vehicles, and chairman of the board of Nomura BlackRock Asset Management Co., Ltd. Mr. Fink also serves on the asset & liability management committee of PNC.

  Frank T. Nickell (age 53), Director since 1999, is president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. In addition, Mr. Nickell is a director of The Bear Stearns Companies Inc., Earle M. Jorgensen Company and Peebles, Inc.

  Thomas H. O'Brien (age 64), Director since 1999, is chairman of PNC and PNC Bank. Mr. O'Brien retired as chief executive officer of PNC on May 1, 2000 after 15 years in that position. Mr. O'Brien is a Director of US Airways Group Inc., Verizon Communications Inc., Viasystems Group, Inc., and Hilb, Rogal & Hamilton Company.

  Agreement on Certain Director Nominations

  BlackRock, PNC Asset Management, Inc., the indirect, wholly-owned subsidiary of PNC that holds PNC's shares of class B common stock, and certain employees of BlackRock, or its affiliates, who hold shares of class B common stock, are parties to a stockholders agreement.

  Under the terms of the stockholders agreement (see "Certain Relationships and Related Transactions-- Stockholders Agreement"), for so long as PNC owns voting stock representing at least 25% of the voting power of the capital stock of BlackRock, subject to applicable law, (i) the employee stockholders agree to vote their shares for the election of the four director candidates nominated by PNC and (ii) PNC agrees to vote its shares of Class B common stock for the two director candidates nominated by the BlackRock management committee. From and after the time PNC owns voting stock representing less than 25% but more than 10% of the voting power of BlackRock, subject to applicable law, (x) the employee stockholders agree to vote their PNC shares for the election of two director candidates nominated by PNC and (y) PNC agrees to vote its shares of class B common stock for two director candidates nominated by the BlackRock management committee.

  PNC's designees on the Board of Directors are currently Thomas H. O'Brien, James E. Rohr, Walter E. Gregg, Jr. and Helen P. Pudlin. Laurence D. Fink and Ralph L. Schlosstein have been designated by the BlackRock management committee.

  Other Executive Officers

  In addition to Messrs. Fink and Schlosstein, the following persons serve as BlackRock's executive officers:

  Robert S. Kapito (age 44), vice chairman of BlackRock since its formation in 1998 and of BlackRock's predecessor entities since 1988. Mr. Kapito is also head of the portfolio management group, co-head of the equity operating committee, a member of the investment strategy group and a member of the management committee. Mr. Kapito serves as a vice president of BlackRock's closed-end funds and of the Smith Barney Adjustable Rate Government Income Fund.

  Paul L. Audet (age 47), managing director and chief financial officer of BlackRock since 1998 and a member of the management committee. Prior to joining BlackRock in 1998, Mr. Audet was a senior vice president at PNC, responsible for mergers and acquisitions and for finance at PNC Asset Management Group, Inc.

  Robert P. Connolly (age 47), managing director and general counsel of BlackRock since 1998 and a member of the management committee. Mr. Connolly is responsible for all legal affairs of BlackRock. Prior to joining PNC Asset Management Group, Inc. in 1997, Mr. Connolly was managing director and general counsel of New England Funds, L.P.

Board and Committees

  The Board of Directors has four standing committees: an Audit Committee; a Compensation Committee; an Executive Committee; and a Nominating Committee.

  The Audit Committee's purpose and responsibilities are set forth in the Audit Committee's Charter, which was adopted by the Board of Directors and is included as Appendix A to this proxy statement. The Audit Committee is presently composed of Messrs. Wagner (Chairman), Gerber and Grosfeld. Each Audit Committee member is "independent" as defined in the New York Stock Exchange listing standards. Messrs. Schlosstein and Rohr are non-voting observers of the Audit Committee.

  The Compensation Committee is responsible for administering BlackRock's stock award and incentive plans and establishing the compensation for BlackRock's executive officers. The Compensation Committee is presently composed of Messrs. Nickell (Chairman), Fink, Gregg, Grosfeld and Wagner.

  The Executive Committee has all the powers of the Board of Directors, except as prohibited by applicable law or BlackRock's Bylaws and except to the extent another committee has been accorded authority over the matter, and can exercise such powers between meetings of the Board of Directors. The Executive Committee is presently composed of Messrs. Fink (Chairman), Gregg, Nickell, O'Brien and Wagner.

  The Nominating Committee is responsible for reviewing the qualifications of potential candidates for the Board of Directors, reporting its findings to the Board of Directors and proposing nominations for board memberships for approval by the Board of Directors and submission to the stockholders of BlackRock for election. In performing the nominating function, the Nominating Committee may consider director nominees recommended by stockholders. Such recommendations must be submitted in writing no later than November 29, 2001 to the Corporate Secretary, BlackRock, Inc., 345 Park Avenue, New York, New York 10154, and include the name, age, business address, residence, principal occupation or employment and the class and number of shares of common stock held by the nominee that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for election of directors. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see the section captioned "Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders." The Nominating Committee is presently composed of Messrs. O'Brien (Chairman), Fink, Grosfeld and Rohr.

  The Board of Directors met four times during 2000. During 2000, the Board of Directors' committees held the following number of meetings: Audit Committee-- five meetings; Compensation Committee--five meetings; Executive Committee--one meeting; and Nominating Committee--no meetings.

  In 2000, each director attended at least 75% of the meetings of the Board of Directors and each committee of the Board of Directors on which such director served.

Compensation of Directors

  Directors who are also employees of BlackRock or PNC receive no compensation for serving as directors or committee members. Directors who are not employees of BlackRock or PNC receive total compensation of $50,000 per year, and may elect to receive class A common stock valued at fair market value in lieu of all or a portion of this compensation, pursuant to BlackRock's Nonemployee Directors Stock Compensation Plan.

Report of the Audit Committee

  In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee and the charter of the Audit Committee shall not be incorporated by reference into any of BlackRock's future filings made under the Securities Exchange Act of 1934, as amended, or under the Securities Act of 1933, as amended, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

  The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the Audit Committee are "independent" as defined in the New York Stock Exchange listing standards. The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter is included as Appendix A to this proxy statement.

  The Audit Committee's job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare BlackRock's financial statements, to plan or conduct audits, or to determine that BlackRock's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock's management is responsible for preparing BlackRock's financial statements and for maintaining internal control. The independent auditors are responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of BlackRock in conformity with generally accepted accounting principles.

  The Audit Committee has reviewed and discussed BlackRock's audited financial statements with management and with Ernst & Young LLP, BlackRock's independent auditors for 2000.

  The Audit Committee has discussed with Ernst & Young LLP the matters required by Statement on Auditing Standards No. 61.

  The Audit Committee has received from Ernst & Young LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed Ernst & Young LLP's independence with Ernst & Young LLP, and has considered the compatibility of nonaudit services with the auditor's independence.

  Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in BlackRock's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                        MEMBERS OF THE AUDIT COMMITTEE

                                        Lawrence M. Wagner (Chairman)
                                        Murry S. Gerber
                                        James Grosfeld

                      OWNERSHIP OF BLACKROCK COMMON STOCK

  The following table sets forth certain information with respect to the beneficial ownership of BlackRock's common stock as of February 28, 2001 by:

  . Each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding shares of BlackRock common stock;

  .  Each of BlackRock's directors;

  .  Each of the executive officers named in the Summary Compensation Table;
     and

  .  All of the BlackRock executive officers and directors as a group.

  Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of PNC common stock shown. The number of shares of common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

  For purposes of the following security ownership table, beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of February 28, 2001 through the exercise of any option, warrant or right.

  As of February 28, 2001, there were 10,071,400 shares of BlackRock's class A common stock outstanding and 54,156,524 shares of BlackRock's class B common stock outstanding.

                                         Amount of     Percent of   Percent of
                                        beneficial      class A      class B
                                         ownership    common stock common stock
                                      of common stock outstanding  outstanding
                                      --------------- ------------ ------------
PNC Asset Management, Inc. .........    44,935,000       0.00%        82.69%
 One PNC Plaza
 249 Fifth Avenue
 Pittsburgh, PA 15222
Fred Alger Management, Inc. (1).....       659,311       6.55%         0.00%
Fred M. Alger, III
 One World Trade Center, Suite 933
 New York, NY 10048
General Electric Company (2)........       851,009       8.50%         0.00%
 3135 Easton Turnpike
 Fairfield, CT 06431
Laurence D. Fink (3)(4)(5)..........     1,901,570       0.34%         3.45%
Murry S. Gerber (3).................        11,735       0.12%         0.00%
Walter E. Gregg, Jr.................        10,000       0.10%         0.00%
James Grosfeld (3)..................        38,500       0.38%         0.00%
Frank T. Nickell....................        66,735       0.66%         0.00%
Thomas H. O'Brien...................        11,118       0.11%         0.00%
Helen P. Pudlin (3).................        10,000       0.10%         0.00%
James E. Rohr.......................        10,000       0.10%         0.00%
Ralph L. Schlosstein (3)(4)(5)......     1,173,288       0.24%         2.12%
Lawrence M. Wagner (3)..............         5,026       0.05%         0.00%
Paul L. Audet (4)...................       174,166       0.09%         0.31%
Robert P. Connolly (4)(5)...........        61,332       0.04%         0.11%
Robert S. Kapito (3)(4)(5)..........     1,102,382       0.09%         2.02%
All directors and executive officers
 as a group (13 persons)............     4,575,852       5.08%         7.69%

--------
(1) This information is obtained from a Schedule 13G filed on February 18, 2001 by Fred Alger Management, Inc. and Fred M. Alger III, filing together as a group.
(2) This information is obtained from a Schedule 13G/A filed on February 14, 2001 on behalf of General Electric Company ("GE"), GE Asset Management Incorporated, a wholly-owned subsidiary of GE ("GEAM"), the Trustees of General Electric Pension Trust ("GEPT"), General Electric Capital Services, Inc. ("GECS") and Coregis Insurance Company ("Coregis"). GEAM acts as the investment manager of GEPT and certain other entities and accounts, and may be deemed to be the owner of 663,234 shares of class A common stock owned by GEPT and 187,775 shares of class A common stock owned by such other entities or accounts. GEAM, GEPT, GECS and Coregis each expressly disclaim that they are members of a "group". GECS disclaims beneficial ownership of all shares held by Coregis. GE disclaims beneficial ownership of all shares and expressly disclaims that it is member of a "group". The principal business office of GEPT, GECS and GEAM is 3003 Summer Street, Stamford, CT 06904.
(3)  Includes shares of BlackRock common stock held jointly and/or indirectly.
(4) Includes 4,166 shares of BlackRock class A common stock subject to employee options held by the executive officers that were exercisable on October 1, 2000 at an exercise price of $14 per share.
(5) Includes shares of BlackRock class A common stock held in PNC's Incentive Savings Plan, a qualified employee benefit defined contribution plan.

                         OWNERSHIP OF PNC COMMON STOCK

  The following table sets forth certain information with respect to the beneficial ownership of PNC's common stock as of January 31, 2001 by:

  .  Each of BlackRock's directors;

  .  Each of the executive officers named in the Summary Compensation Table;
     and

  .  All of the BlackRock executive officers and directors as a group.

  Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of PNC common stock shown. The number of shares of PNC common stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

  For purposes of the following security ownership table, beneficial ownership includes any shares of PNC common stock as to which the individual has sole or shared voting power or investment power and also any shares of PNC common stock which the individual has the right to acquire within 60 days of January 31, 2001 through the exercise of any option, warrant or right.

                                            Amount of beneficial
                                              ownership of PNC
                                               common stock*
                                            --------------------
         Laurence D. Fink..................         10,016(1)(2)
         Murry S. Gerber...................            --
         Walter E. Gregg, Jr...............        283,750(1)(2)(4)
         James Grosfeld....................            --
         Frank T. Nickell..................            --
         Thomas H. O'Brien.................        778,166(1)(2)(5)
         Helen P. Pudlin...................        100,670(2)(4)(5)
         James E. Rohr.....................        557,455(1)(2)(4)
         Ralph L. Schlosstein..............          9,288(1)(2)
         Lawrence M. Wagner................          1,000(3)(5)
         Paul L. Audet.....................         18,497(2)
         Robert P. Connolly................          2,222(1)(2)
         Robert S. Kapito..................         31,144(1)(2)
         All directors and executive
          officers as a group
          (13 persons).....................      1,796,966

--------
* As of January 31, 2001, there were 290,010,358 shares of PNC's common stock issued and outstanding. The number of shares of PNC common stock held by each individual is less than 1% of the outstanding shares of PNC common stock; the total number of shares of PNC common stock held by the group is also less than 1% of the class. These percentages were calculated by adding shares subject to employee stock options to the foregoing number, if the options were either exercisable as of January 31, 2001 or exercisable within 60 days of that date.
(1) Includes shares of PNC common stock held in PNC's Incentive Savings Plan, a qualified employee benefit defined contribution plan.
(2) Includes shares of PNC common stock subject to employee stock options held by the directors and executive officers and either exercisable as of January 31, 2001, or exercisable within 60 days of that date. The shares subject to such options are as follows, for Messrs. Fink (8,333 shares), Schlosstein (7,499 shares), Kapito (29,399 shares), O'Brien (285,583shares), Rohr (358,280 shares), Gregg (227,566 shares), Audet (9,999 shares), Connolly (1,667 shares) and Ms. Pudlin (63,674 shares).
(3) Includes shares of PNC common stock held indirectly as trustee or custodian, as to which the individual disclaims beneficial ownership.
(4) Includes shares of restricted PNC common stock held by each of Messrs. Rohr (60,000 shares) and Gregg (40,000 shares) and Ms. Pudlin (15,000 shares).
(5) Includes shares of PNC common stock held by spouse or children, as to which the individual disclaims beneficial ownership.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires our directors, executive officers and, if in the future there are any, persons who own more than ten percent of a registered class of BlackRock's equity securities, to file reports of holdings of and transactions in BlackRock shares with the SEC and the New York Stock Exchange. To BlackRock's knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2000 our directors and executive officers met all applicable SEC filing requirements, except that each of Rosemarie Bruno, Kevin Klingert and William
J. Wykle inadvertently filed one late report each covering one transaction.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

  The following summary compensation table sets forth information concerning compensation earned for the years 1998 through 2000 by BlackRock's chief executive officer and the next four most highly compensated executive officers.

                          Summary Compensation Table

                                                                         Long Term
                                     Annual Compensation                Compensation
                               --------------------------------------   ------------
                                                                         Securities
                                                         Other Annual    Underlying    All Other
   Name and                    Salary                    Compensation   Options/SARs  Compensation
  Principal Position      Year   ($)      Bonus ($)          ($)            (#)           ($)
----------------------    ---- -------    ----------     ------------   ------------  ------------
Laurence D. Fink........  2000 500,000     7,589,463            --        135,000(1)      10,200(2)
 Chairman and Chief       1999 500,000     5,641,045            --         37,500(3)   5,643,117(5)(6)
 Executive Officer        1998 300,000     5,641,855       263,217(17)     35,000(4)      18,000(11)


Ralph L. Schlosstein....  2000 400,000     4,471,958            --         77,500(1)      10,200(2)
 President                1999 400,000     3,345,595            --         30,000(3)   3,414,039(5)(6)
                          1998 225,000     3,435,163       164,776(17)     25,000(4)      13,500(12)


Robert S. Kapito........  2000 350,000    10,318,222            --         50,000(1)      10,200(2)
 Vice Chairman            1999 350,000     6,230,474            --         22,500(3)   1,699,150(5)(6)
                          1998 150,000     4,586,736       154,068(17)     10,000(4)       9,000(13)


Paul L. Audet...........  2000 260,000       700,000            --         40,000(1)     616,861(18)
 Chief Financial Officer  1999 260,000       490,000        82,470(17)     22,500(3)      17,934(7)
                          1998 257,692(8)    300,000(10)     1,260(14)     15,000(4)      43,285(15)


Robert P. Connolly......  2000 250,000       550,000            --         25,000(1)      10,200(2)
 General Counsel          1999 250,000       400,000            --         17,500(3)       9,600(6)
                          1998 250,000(9)    210,000        12,334(17)      7,400(4)      28,004(16)

--------
 (1) Includes a grant on December 15, 2000 of options to purchase 100,000, 60,000, 40,000, 30,000 and 20,000 shares of BlackRock class A common stock to each of Messrs. Fink, Schlosstein, Kapito, Audet and Connolly, respectively, at an exercise price of $43.3125 which become exercisable one-half ratably on each of the third and fourth anniversary of the grant. Also includes a grant on January 6, 2000 of options to purchase 35,000, 17,500, 10,000, 10,000 and 5,000 shares of PNC common stock to each of Messrs. Fink, Schlosstein, Kapito, Audet and Connolly, respectively, at an exercise price of $42.1875 which become exercisable one-third ratably over a three year period beginning on the first anniversary of the grant.
 (2)Represents a $10,200 matching contribution to the PNC Incentive Savings
   Plan.
 (3) Includes a grant on September 30, 1999 of 12,500 options to purchase BlackRock class A common stock at an exercise price of $14 per share that become exercisable ratably over a three-year period beginning on October 1, 2000. Also includes a grant on February 17, 1999 of options to purchase 25,000, 17,500, 10,000, 10,000 and 5,000 shares of PNC common stock by each of Messrs. Fink, Schlosstein, Kapito, Audet and Connolly, respectively, at an exercise price of $50.46875 which become exercisable ratably over a three-year period beginning on February 17, 2000.
 (4) Represents options to purchase PNC common stock. The options granted to Messrs. Fink, Schlosstein and Kapito have a grant date of May 28, 1998, became exercisable on May 28, 1999 and have an exercise price of $57.8125. The options granted to Messrs. Audet and Connolly have a grant date of February 19, 1998, became exercisable on February 19, 1999 and have an exercise price of $54.7188.
 (5) Represents payout of incentive compensation in connection with the liquidation of BlackRock Asset Investors.

 (6)Includes a $9,600 matching contribution to PNC Incentive Savings Plan.
 (7)Represents a $10,000 in relocation and $7,934 insurance premium paid by PNC.
 (8)$40,000 as BlackRock Executive.
 (9)$182,692 as BlackRock Executive.
(10)$200,000 as BlackRock Executive.
(11) Includes a $9,600 matching contribution to PNC Incentive Savings Plan and $8,400 contributions to the non-qualified plan.
(12) Includes a $9,600 matching contribution to PNC Incentive Savings Plan and $3,900 contributions to the non-qualified plan.
(13)Represents a $9,000 matching contribution to PNC Incentive Savings Plan.
(14)Represents a reimbursement of $1,260 from PNC for certain tax liabilities (club membership).
(15)Includes a $6,913 insurance premium paid by PNC and $36,372 for relocation.
(16)Includes a $5,192 matching contribution to PNC Incentive Savings Plan and $22,812 for relocation.
(17) Includes value of discount to fair market value of purchased stock by each of Messrs. Audet ($82,470), Fink ($263,217), Schlosstein ($164,776),
     Kapito ($154,068) and Connolly ($12,334).
(18) Includes $608,344 associated with the vesting of 13,500 restricted shares of PNC common stock. Also includes $8,517 insurance premium paid by PNC.

BlackRock Stock Options

  The following table sets forth information concerning the grant of BlackRock stock options to each of the executive officers named in the Summary Compensation Table during 2000. BlackRock did not grant any stock appreciation rights during 2000.

                  BlackRock Option Grants in Last Fiscal Year

                                       Individual Grants
                         -----------------------------------------------
                                      % of Total
                         Number of     Options
                         Securities   Granted to
                         Underlying   BlackRock   Exercise or             Grant Date
                          Options    Employees in Base Price  Expiration    Present
Name                     Granted (1) Fiscal Year     ($/SH)      Date    Value ($) (2)
----                     ----------  ------------ ----------- ---------- -------------
Laurence D. Fink........  100,000        6.75%      43.3125    12/15/10    1,940,000
Ralph L. Schlosstein....   60,000        4.05%      43.3125    12/15/10    1,164,000
Robert S. Kapito........   40,000        2.70%      43.3125    12/15/10      776,000
Paul L. Audet...........   30,000        2.02%      43.3125    12/15/10      582,000
Robert P. Connolly......   20,000        1.35%      43.3125    12/15/10      388,000

--------
 (1) The options granted to Messrs. Fink, Schlosstein, Kapito, Audet and Connolly have a grant date of December 15, 2000, and become exercisable one-half ratably on each of the third and fourth anniversary of the grant.
 (2) The chart below shows the assumptions used to determine the grant date present value per option. BlackRock in no way intends to provide any predictions or assurances with respect to option or common stock values, as some of the underlying assumptions are highly subjective.

                                        Annualized                    Dollar
                                        Risk Free  Estimated          Value
   Grant    Market  Exercise               Rate     Useful   Dividend   of
    Date    Price    Price   Volatility of Return    Life    Yield @  Option
   -----    ------  -------- ---------- ---------- --------- -------- ------
  12/15/00 $43.3125 $43.3125   .3136%      5.88%    7 Years    0%     $19.40

PNC Stock Options

  The following table sets forth information concerning the grant of PNC stock options to each of the executive officers named in the Summary Compensation Table during 2000. PNC did not grant any stock appreciation rights during 2000 to the executive officers named in the Summary Compensation Table.

                     PNC Option Grants in Last Fiscal Year

                                         Individual Grants
                         --------------------------------------------------
                         Number of     % of Total
                         Securities  Options Granted
                         Underlying      to PNC      Exercise or            Grant Date
                          Options     Employees in   Base Price  Expiration  Present
Name                     Granted (1)   Fiscal Year      ($/SH)      Date     Value ($)(2)
----                     ----------  --------------- ----------- ---------- ----------
Laurence D. Fink........   35,000         0.84%        42.1875     1/6/10    327,950
Ralph L. Schlosstein....   17,500         0.42%        42.1875     1/6/10    163,975
Robert S. Kapito........   10,000         0.24%        42.1875     1/6/10     93,700
Paul L. Audet...........   10,000         0.24%        42.1875     1/6/10     93,700
Robert P. Connolly......    5,000         0.12%        42.1875     1/6/10     46,850

--------
(1) The options granted to Messrs. Fink, Schlosstein, Kapito, Audet and Connolly have a grant date of January 6, 2000, and become exercisable one-third ratably over a three-year period beginning on the first anniversary of the grant.
(2) The chart below shows the assumptions used to determine the grant date present value per option. Neither PNC nor BlackRock in any way intends to provide any predictions or assurances with respect to option or common stock values, as some of the underlying assumptions are highly subjective.

                                    Annualized                    Dollar
                                    Risk Free  Estimated          Value
  Grant  Market Exercise               Rate     Useful   Dividend   of
   Date  Price   Price   Volatility of Return    Life    Yield @  Option
  -----  ------ -------- ---------- ---------- --------- -------- ------
  1/6/00 $42.19  $42.19    .21467%     6.6%     5 Years    3.1%   $9.37

Exercise of BlackRock Options

  The following table sets forth information concerning the exercise of BlackRock stock options during 2000 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

 Aggregated BlackRock Option Exercises in Last Fiscal Year and Fiscal Year-End
                                Options Values

                                                Number of Securities
                                                     Underlying
                           Shares                    Unexercised          Value of Unexercised
                         Acquired on  Value       BlackRock Options      In-the-Money BlackRock
                          Exercise   Realized         At FY-End             Options at FY-End
                         ----------- -------- ------------------------- -------------------------
Name                                          Exercisable Unexercisable Exercisable Unexercisable
----                                          ----------- ------------- ----------- -------------
Laurence D. Fink........     --        $--       4,166       108,334     $116,648     $233,352
Ralph L. Schlosstein....     --         --       4,166        68,334      116,648      233,352
Robert S. Kapito........     --         --       4,166        48,334      116,648      233,352
Paul L. Audet...........     --         --       4,166        38,334      116,648      233,352
Robert P. Connolly......     --         --       4,166        28,334      116,648      233,352

Exercise of BlackRock Options

  The following table sets forth information concerning the exercise of PNC stock options during 2000 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options.

    Aggregated PNC Option Exercises in Last Fiscal Year and Fiscal Year-End
                                Options Values

                                                Number of Securities
                           Shares                    Underlying           Value of Unexercised
                         Acquired on  Value    Unexercised PNC Options  In-the-Money PNC Options
                          Exercise   Realized         At FY-End                 at FY-End
                         ----------- -------- ------------------------- -------------------------
Name                                          Exercisable Unexercisable Exercisable Unexercisable
----                                          ----------- ------------- ----------- -------------
Laurence D. Fink........     --        $--      83,333       51,667     $2,503,378   $1,497,560
Ralph L. Schlosstein....     --         --      30,833       29,167        537,128      826,701
Robert S. Kapito........     --         --      22,733       16,667        521,103      472,404
Paul L. Audet...........     --         --      31,033       16,667        746,974      472,404
Robert P. Connolly......     --         --       9,066        8,334        180,467      236,214

PNC Defined Benefit or Actuarial Plan

  Mr. Audet and Mr. Connolly are the only BlackRock executive officers who participate in PNC's pension plan. Mr. Audet and Mr. Connolly would receive estimated total annual benefits (including those payable by supplemental non-qualified pension plans) upon retirement at age 65 equal to $595,917 and $101,466, respectively. The benefits have been projected assuming that (a) Mr. Audet's and Mr. Connolly's current salaries and 2001 bonus amounts remain constant until retirement; and (b) the 30-year U.S. Treasury Bond rate until retirement is 7.0%.

Report of the Compensation Committee

  The following is the compensation report to stockholders on BlackRock's executive compensation policies with respect to compensation reported for fiscal year 2000. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of BlackRock's future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

  Key compensation-related responsibilities of the Compensation Committee are as follows:

  . Review BlackRock's executive compensation program and determine whether it remains effective to attract, motivate, and retain executive officers capable of making significant contributions to the long-term success of BlackRock, consistent with stockholder interests;

  . Review and adopt, or recommend to the Board of Directors, as appropriate, the adoption of new, or the amendment of existing, executive compensation plans;

  . Perform such duties and responsibilities as may be assigned under the terms of any executive compensation plan;

  . Consult with the chief executive officer regarding, and approve in its discretion, actions involving the base salaries, incentive awards and grants, and long-term awards with respect to the executive officers;

  . Review perquisites and other personal benefits provided to BlackRock's executive officers; and

  . Review and prepare reports and other material related to executive compensation disclosure.

  The Compensation Committee functions as follows:

  . Utilizes comparative compensation data for the financial services industry and key management positions obtained from a nationally-recognized independent compensation consulting firm. This compensation data covers a peer group of selected investment management and investment banking industry companies which compete in markets served by BlackRock.

  . Reviews and aligns BlackRock's financial performance with the compensation paid to its executive officers.

  .  Obtains assistance from:

    .  A nationally-recognized independent compensation consulting firm; and

    .  BlackRock's internal support staff.

  BlackRock's executive compensation program is designed to:

  . Attract, motivate and retain executive officers capable of making significant contributions to BlackRock's long-term success, consistent with stockholder interests;

  . Place a significant proportion of an executive officer's total compensation at risk by tying it to BlackRock's financial and common stock price performance; and

  .  Align the interests of executive officers with those of stockholders.

  The three primary components of BlackRock's executive compensation program are base salary, annual incentive awards and long-term incentive awards.

  Base salary

  . BlackRock's philosophy is to compensate its executives with a higher proportion of variable compensation in relation to base salary than is typical in the investment management industry.

  Annual incentive awards

  . Annual incentive awards are made under BlackRock's 1999 Annual Incentive Performance Plan (the "Annual Incentive Performance Plan"). Cash payments are made under the Annual Incentive Performance Plan based on the achievement by participants of certain performance goals. Performance goals may include a threshold level of performance below which no payment shall be made and levels of performance at which specified amounts shall be paid. The goal of the Annual Incentive Performance Plan is to create a strong alignment between the profitability of BlackRock and compensation payable under the Annual Incentive Performance Plan.

  Long-term incentive awards

  . Long-term incentive awards are made under BlackRock's 1999 Stock Award and Incentive Plan and BlackRock's Amended and Restated Long-Term Deferred Compensation Plan (the "Deferred Plan"). Long-term incentives are designed to align the interests of employees with long-term stockholder interests through the ownership of BlackRock equity. This is accomplished through direct ownership of shares, ownership of shares pursuant to the Deferred Plan and the award of stock options.

  Chief Executive Officer compensation

  With input from a nationally-recognized independent compensation consulting firm, the Compensation Committee discussed matters affecting Mr. Fink's compensation and compared it against a peer universe of investment management and investment banking industry companies that compete in markets serviced by BlackRock. This independent compensation consultant annually conducts a survey and prepares a detailed report analyzing the business, financial and compensation practices in the investment management and investment banking industries.

  Based on the results of the independent compensation consultant's annual survey and reports regarding compensation for chief executive officers in the investment management industry, the Compensation Committee, with Mr. Fink abstaining from the vote, authorized Mr. Fink's compensation package for 2000, which included base salary, bonus and long-term incentive components. The Compensation Committee's decisions regarding Mr. Fink's compensation are reported to and discussed by the full Board of Directors at its next regularly scheduled meeting. In determining Mr. Fink's compensation, the Compensation Committee considered Mr. Fink's performance during the year. The categories upon which his performance was evaluated included: the growth in earnings and profitability of the firm, the overall performance of the firm including the growth in assets under management, his leadership, decision-making skills, experience and knowledge, as well as the firm's strategic positioning for future performance and growth.

  The Compensation Committee authorized a base salary in the amount of $500,000 and a bonus award under the Annual Incentive Performance Plan of $7,589,463, that was tied directly to BlackRock's performance in 2000. In addition, on December 15, 2000 Mr. Fink was granted options to purchase 100,000 shares of class A common stock at a purchase price of $43.3125 per share, which was equal to the fair market value of the class A common stock on such date. 50% of the options will become vested and exercisable on the third anniversary of the date of grant and the remaining 50% will become vested and exercisable on the fourth anniversary of the date of grant.

  Tax policy

  Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation over $1 million paid to the chief executive officer and any of the executive officers included in the compensation tables preceding this report, subject to certain exceptions. Pursuant to transitional rules set forth in the regulations under Section 162(m) of the Internal Revenue Code, the $1 million deduction limit did not apply to the compensation paid to the chief executive officer and any of the other executive officers listed in the compensation tables in 2000 and will not apply to the compensation paid to such employees in either 2001 or 2002. Accordingly, all such compensation paid to such employees prior to such time will be deductible by BlackRock.

  Conclusion

  Based upon its review of BlackRock's executive compensation program, the Compensation Committee has concluded that the program's basic structure is appropriate, competitive and effective to serve the purposes for which it was created.

                                    MEMBERS OF THE COMPENSATION COMMITTEE

                                    Frank T. Nickell (Chairman)
                                    Laurence D. Fink
                                    Walter E. Gregg, Jr.
                                    James Grosfeld
                                    Lawrence M. Wagner

Compensation Committee Interlocks and Insider Participation

  Mr. Fink, the Chief Executive Officer of BlackRock, is a member of the Compensation Committee. He will take part in all meetings and discussions of the Compensation Committee, but he will not take part in any decisions pertaining to his compensation and will not take part in any decisions pertaining to the granting of stock options or restricted stock to any executive officer.

  Mr. Nickell, a director of BlackRock and a member of the Compensation Committee, is the president and chief executive officer of a company that provides advisory services to one of BlackRock's subsidiaries and to a limited liability company created by BlackRock. He will take part in all meetings and discussions of the Compensation Committee, but will not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer. See "Certain Relationships and Related Transactions-- Transactions with Directors."

  Mr. Gregg, a director of BlackRock and a member of the Compensation Committee, is the vice chairman and a director of PNC. He will take part in all meetings and discussions of the Compensation Committee, but will not take part in any decisions pertaining to the grant of stock options or restricted stock to any executive officer. See "Certain Relationships and Related Transactions."

Employment Agreements

  BlackRock has entered into employment agreements and stock arrangements with the executive officers named in the Summary Compensation Table. The named executive officers are generally referred to as "executives." The employment agreements provide for compensation for each executive in the form of an annual base salary and an annual bonus in an amount determined by BlackRock and provide that BlackRock's management committee will manage the day-to-day operations of BlackRock. Generally, these agreements expire on December 31, 2002.

  The employment agreements provide that the employment of an executive will terminate upon the death or disability of the executive, and may be terminated by BlackRock for cause or good reason or by the executive by reason of a deficient opportunity (as defined in the employment agreements). If BlackRock terminates Mr. Fink's employment for good reason, any transferability restrictions on his shares will lapse under the stockholders agreement in addition to the other circumstances under which restrictions lapse as described under "Certain Relationships and Related Transactions--Stockholders Agreement." Other than Mr. Fink's employment agreement, the employment agreements provide that the determination as to whether an executive's termination of employment is for cause or good reason can only be made by BlackRock's chief executive officer and a majority of the members of its management committee, other than that executive. Mr. Fink's employment agreement provides that such a determination will be made by the Board of Directors.

  The employment agreements also provide that, following a change in control of BlackRock (as defined in the employment agreements) or a change in control of PNC (as defined in the employment agreements), an executive will be entitled to a severance payment equal to either one or two times the sum of the executive's base salary and annual bonus for the immediately prior fiscal year upon the termination of the executive's employment by BlackRock without cause or good reason or by the executive by reason of a deficient opportunity, subject to the executive's compliance with the surviving provisions of the employment agreement. In the case of Messrs. Fink, Schlosstein and Kapito, the payment is equal to two times the sum of the executive's base salary and annual bonus for the immediately prior fiscal year, and in the case of Messrs. Audet and Connolly, the payment is equal to one times the sum of the executive's base salary and annual bonus for the immediately prior fiscal year. For Messrs. Audet and Connolly, a deficient opportunity only occurs following a change in control of BlackRock or a change in control of PNC.

  The employment agreements also provide, in the event that BlackRock's management committee ceases to manage the day-to-day operations of BlackRock without its consent, the restrictions on transfers of BlackRock shares described under "Certain Relationships and Related Transactions--Stockholders Agreement" will lapse on the earlier of (i) the date or dates such restrictions would otherwise have lapsed or (ii) the first anniversary of the date on which BlackRock's chief executive officer and its management committee ceased managing the day-to-day operations of BlackRock.

  The employment agreements also contain various restrictive covenants applicable to the executive during his employment and upon the termination of the executive's employment, including provisions relating to non-disparagement, non-solicitation of clients, non-hiring of employees and non-disclosure of confidential information and, for some executives, non-competition.

                         COMMON STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on BlackRock's class A common stock from October 1, 1999 (the date BlackRock became a public company) through December 31, 2000, with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the SNL Investment Advisor Index. The graph assumes the investment of $100 in BlackRock's class A common stock and in each of the two indices on October 1, 1999 and the reinvestment of all dividends, if any. The initial public offering price of BlackRock's class A common stock was $14.00 per share.

                          [BlackRock, Inc. Line Chart]

                        Total Return Performance

                 BlackRock          S&P 500    SNL Investment Adviser Index

10/1/99              100                100                 100
12/31/99          121.68             114.87              116.78
3/31/2000         143.36             117.51               135.4
6/30/2000         205.31             114.39              152.09
9/30/2000         226.55             113.28              179.48
12/31/2000        297.35             104.41              186.45


                                        Period Ending
                ---------------------------------------------------------------
Index           10/01/99     12/31/99   03/31/00  06/30/00   09/30/00  12/31/00
-------------------------------------------------------------------------------
Blackrock       100.00        121.68     143.36    205.31     226.55    297.35
S&P 500         100.00        114.87     117.51    114.39     113.28    104.41
SNL Investment
 Advisor Index  100.00        116.78     135.40    152.09     179.48    186.45


  In accordance with the rules of the SEC, this section entitled "Common Stock Performance Graph" shall not be incorporated by reference into any future filings by BlackRock under the Securities Act or Exchange Act, and shall not be deemed to be soliciting material or to be filed under the Securities Act or the Exchange Act.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with PNC and its Subsidiaries

  As of February 28, 2001, PNC beneficially owned approximately 79.9% of the combined voting power and 69.9% of the shares of BlackRock's outstanding common stock.

  BlackRock provides risk management advisory services to PNC's corporate and line of business asset/liability management committees for which it received an annual fee of $5.0 million for 2000. BlackRock provides model portfolio and investment research services to PNC Advisors, National Association, an indirect wholly-owned subsidiary of PNC, for which it received an annual fee of $4.4 million for 2000.

  BlackRock acts as the investment adviser for certain commingled funds or separate accounts that are either sponsored by PNC affiliated entities or are PNC clients. In most instances, these advisory and administration services are provided in accordance with formal advisory agreements. BlackRock is generally compensated on the basis of fees calculated as a percentage of the market value of the assets under management. Investment advisory and administration fees associated with PNC affiliated entities other than BlackRock for 2000 amounted to $11.6 million.

  At December 31, 2000, clients of PNC affiliated entities maintained approximately $18.2 billion of investments in the BlackRock Funds, which represents approximately 69.0% of the assets in the BlackRock Funds. For the year ended December 31, 2000, BlackRock earned approximately $103.8 million in investment advisory and administrative fees on PNC client investments in the BlackRock Funds. BlackRock pays fees to PNC affiliated entities associated with maintaining their client investments in the BlackRock Funds. BlackRock also pays co-administration fees to a PNC mutual fund servicing affiliate for administrative services provided to the BlackRock Provident Institutional Funds. Costs for these services are based on a percentage of the market value of assets under management. Fund administration and servicing costs-affiliates for 2000 were $75.7 million.

  Pursuant to an administrative services agreement, PNC provides BlackRock with certain management and administrative services. The services include legal, audit, employee benefit, payroll and information services. As consideration for these services, BlackRock pays PNC a monthly fee based on actual usage of the services or on defined formulas that, in management's view, result in reasonable charges. Total expense for these services was $2.9 million for 2000.

  Pursuant to a master lease agreement with an affiliate of PNC dated July 1, 1999, BlackRock currently leases approximately 22,500 square feet of office space at 400 Bellevue Parkway, Wilmington, Delaware 19805 and 24,000 square feet of office space at 1600 Market Street, Philadelphia, Pennsylvania 19103. The lease has an initial term of 18 months and BlackRock has the right to renew the lease for two consecutive terms of two years each. The lease calls for annual lease payments of approximately $1.4 million. BlackRock believes that the price and other terms under the lease are at least as favorable as prices and terms being offered generally in the same marketplaces by unrelated parties for comparable space.

  BlackRock has a $175 million revolving credit facility dated February 28, 1996, as amended, with PNC Bank, which bears interest at PNC Bank's prime rate and is not terminable by the bank except in the event of a default. No amounts are presently due and outstanding under the $175 million revolving credit facility. In addition, at January 1, 2000, BlackRock had debt outstanding of $28.2 million on an unsecured note due February 28, 2000 with B.P. Partners, L.P. BP Partners, L.P. is a limited partnership comprised of former partners of BlackRock Financial Management L.P. who received notes as part of the purchase price for BlackRock Financial Management. The unsecured note bore interest at a fixed rate of 7.5% and was unconditionally guaranteed by PNC. All amounts due under the unsecured note were repaid on February 28, 2000. Interest expense paid by BlackRock on the unsecured note for the year ended December 31, 2000 was $0.4 million.

Tax Sharing Policy and Tax Disaffiliation Agreement with PNC

  Through the completion of its initial public offering, BlackRock participated in the PNC and PNC Asset Management, Inc. tax sharing policies. The PNC tax sharing policy provides, among other things, that the consolidated federal income tax liability for all 80% or more owned subsidiaries of PNC included in the PNC consolidated federal income tax return will generally be allocated to each subsidiary based on their separately calculated liability. Because BlackRock and its subsidiaries were not eligible to join PNC's consolidated federal income tax return after March 31, 1998, the provisions of such policy related to federal income taxes were not applicable to BlackRock for federal income tax periods beginning after that date. BlackRock has, however, participated in the PNC Asset Management, Inc. tax sharing policy, the provisions of which are generally identical to those of the PNC tax sharing policy, with respect to PNC Asset Management, Inc. consolidated federal income tax returns for taxable periods beginning after March 31, 1998. BlackRock was subject to the state and municipal provisions of the PNC tax sharing policy through the completion of the initial public offering. The PNC tax sharing policy generally provides that state and municipal income tax liabilities are determined as if each PNC subsidiary has filed a separate return. In the event that a state or municipality imposes income and/or franchise taxes on two or more individual PNC subsidiaries, on a consolidated, combined or unitary basis, the income tax liability is allocated to those subsidiaries whose business operations generated the liability.

  On October 6, 1999, PNC and BlackRock entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") that sets forth each party's rights and obligations with respect to income tax payments and refunds for taxable periods before and after the completion of BlackRock's initial public offering and also addresses related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

  As described above, prior to the completion of BlackRock's initial public offering, BlackRock and its subsidiaries were included in consolidated, combined and unitary income and franchise tax returns with PNC and/or certain of its subsidiaries, including PNC Asset Management, Inc. Under the Tax Disaffiliation Agreement, PNC or PNC Asset Management, Inc. is responsible for preparing and filing all of such consolidated, combined and unitary income tax returns. In addition, BlackRock generally agrees to indemnify PNC and PNC Asset Management, Inc. for income taxes relating to the taxable period, or portion thereof, beginning before the completion of the initial public offering to the extent such income taxes are attributable to BlackRock. BlackRock's share of the income tax liability with respect to federal consolidated income tax returns including PNC and/or PNC Asset Management, Inc. generally is based upon the tax liability that would have been incurred by BlackRock and its subsidiaries if such group had filed its own federal consolidated income tax return and with respect to state or municipal combined or unitary income or franchise tax returns including PNC and/or certain of its subsidiaries is generally based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock's level of activity in such state or municipality. PNC and PNC Asset Management, Inc. agreed to indemnify BlackRock for all other income and franchise taxes relating to the taxable period, or portion thereof, ending on or before the completion of BlackRock's initial public offering. PNC and PNC Asset Management, Inc. also have exclusive control over any audits or other proceedings involving claims made by taxing authorities with respect to such consolidated, combined or unitary tax returns, notwithstanding that such audits or proceedings may result in a liability to BlackRock under the Tax Disaffiliation Agreement. PNC is obligated to consult with BlackRock and take the best interests of all parties into account in the conduct of such audits or proceedings.

  Upon completion of the initial public offering, BlackRock began filing its own separate consolidated federal income tax return for taxable periods beginning after the date of BlackRock's initial public offering. BlackRock will file separate state and municipal income and franchise tax returns or may be included in state and municipal income and franchise tax returns with one or more PNC subsidiaries on a combined or unitary basis. If BlackRock is included in a group's combined or unitary state or municipal income tax filing with other PNC subsidiaries, BlackRock's share of the group's liability will generally be based upon an allocation to BlackRock of a percentage of the total tax liability based upon BlackRock's level of activity in such state or municipality.

IPO Agreement with PNC

 General

  BlackRock has entered into an initial public offering agreement, dated September 30, 1999, with PNC and PNC Asset Management, Inc. (the "IPO Agreement") which governs the parties' respective rights and duties with respect to BlackRock's initial public offering, and sets forth covenants BlackRock and PNC have agreed to for various periods following the initial public offering.

 Subsequent issuances of common stock and additional purchases of common stock by PNC

  The IPO Agreement provides that at any time following BlackRock's initial public offering until the date on which PNC or another person (a "PNC transferee") beneficially owns less than a majority of the voting power of BlackRock's capital stock (the "Trigger Date"), BlackRock will not, without PNC's prior written consent, issue any shares of capital stock or any rights, warrants or options to acquire its capital stock except pursuant to employee benefit plans approved by the Board of Directors. The IPO Agreement further provides that until the Trigger Date, if BlackRock issues capital stock, PNC will be entitled, but not required, to purchase from BlackRock a number of shares of capital stock when it is issued so that PNC would continue to maintain the same proportionate economic and voting rights after the issuance as it had before the issuance of capital stock. If BlackRock issues capital stock for cash, PNC must pay the same per share price to purchase additional shares. In all other cases, the price that PNC must pay to purchase the additional shares of capital stock shall be the fair value of the class of capital stock and, with respect to class A common stock and class B common stock, shall be equal to the average of the closing prices of the class A common stock reported on the NYSE for the ten trading days prior to the completion of the issuance giving rise to PNC's additional purchase right.

 Change in control of PNC or BlackRock

  The IPO Agreement provides that if there is a change in control of PNC or BlackRock (each as defined in the IPO Agreement) at any time following BlackRock's initial public offering until the Trigger Date, PNC or its successor must offer to purchase all of BlackRock's outstanding capital stock not held by PNC or its successor (i.e., stock held by public stockholders and employee stockholders) at a "fair value" if, within 12 months following the anniversary of the effective date of change in control of PNC or BlackRock, a committee consisting of all of BlackRock's independent directors immediately prior to such a change in control determines that the fundamental economics and prospects of BlackRock's business have been materially and adversely affected as a result of the change in control of PNC or BlackRock.

  The "fair value" of BlackRock's capital stock would be determined through good faith negotiation by a special committee of its board of directors and PNC or its successor. However, if BlackRock is unable to agree on a fair value, then the fair value would be determined by two nationally recognized investment banking or business appraisal firms-one selected by PNC or its successor and one selected by the special committee. If these two firms were unable to agree on the fair value of BlackRock's capital stock, they would jointly select a third nationally recognized investment banking or business appraisal firm that would resolve any disputes between the two original firms and conclusively determine the fair value of BlackRock's capital stock. Fair value of BlackRock's capital stock will be determined by reference to, among other factors, the trading value of BlackRock's class A common stock prior to the announcement of the change in control of PNC or BlackRock.

 Other BlackRock Covenants

  PNC continues to own a significant portion of BlackRock's outstanding voting stock. As a result, PNC will continue to include BlackRock as a "subsidiary" for various financial reporting, accounting and other purposes. Accordingly, BlackRock has agreed to certain covenants in the IPO Agreement relating to access to information, accounting policies and procedures, public disclosures and regulatory reporting, discriminatory actions against PNC and compliance with PNC agreements.

Registration Rights Agreement with PNC and Certain Employee Stockholders

  PNC and BlackRock employees who hold shares of class B common stock cannot freely sell such shares without registration under the Securities Act. Accordingly, BlackRock has entered into a Registration Rights Agreement, dated October 6, 1999, with PNC Asset Management, Inc. and BlackRock employee stockholders, to provide them with registration rights relating to shares of BlackRock class A common stock into which their shares of class B common stock are convertible.

Stockholders Agreement with PNC and Certain Employee Stockholders

  BlackRock, PNC Asset Management, Inc. and certain employees of BlackRock, or its affiliates, who hold shares of class B common stock, have entered into an amended and restated stockholders agreement (the "Stockholders Agreement").

  PNC and the employee stockholders have a voting arrangement regarding the election of directors which is described in "Item 1: Election of Directors-- Agreement on Certain Director Nominations."

  Under the terms of the Stockholders Agreement, one-third of the class B shares held by the employee stockholders may not be transferred, except for estate planning purposes, until December 31, 2000; one third until December 31, 2001; and one third until December 31, 2002 with respect to shares issued prior to September 1999; one third on each of the third, fourth and fifth anniversary dates of their issuance with respect to shares issued in September 1999; and in the cases of subsequent issuances of class B common stock, such other dates as may be applicable thereto. If a holder of class B common stock attempts to transfer restricted shares of class B common stock in a transfer that is not permitted under, or would violate, the Stockholders Agreement, then that transfer will not be registered by BlackRock.

  The Stockholders Agreement provides that any restrictions on shares held by an employee stockholder or permitted transferee will immediately lapse upon the termination of the employee's employment by BlackRock without cause or good reason, or upon termination of the employee's employment by reason of a deficient opportunity (as defined in the employment agreements) or as a result of death or disability. Immediately following the termination of an employee stockholder's employment, all shares of unrestricted class B common stock then held by that employee will convert into shares of class A common stock.

  The Stockholders Agreement and related provisions of the employment agreements provide that upon a termination of an employee's employment by BlackRock for cause or, except for Mr. Fink, good reason or by the employee for any reason other than a deficient opportunity, death or disability, BlackRock must purchase all remaining restricted shares then held by the employee or valid transferee of the employee at the lower of:

  . the market value of the shares, which will be equal to the market value of shares of class A common stock; or

  .  the cost at which the shares were originally acquired by the employee.

  The Stockholders Agreement provides that any proposed transfer of class B common stock will be subject to a right of first refusal and, in certain circumstances, rights to participate in the proposed transfer by the other holders of class B common stock.

  The right of first refusal and rights to participate in the proposed transfer are not applicable to transfers of shares of class B common stock among PNC affiliates, to transfers of shares by an employee stockholder to the estate, personal representative or certain family members of employee stockholders, or to certain entities which hold an economic interest for the benefit of any such persons or to BlackRock and to the transfer of shares registered in accordance with the terms of the Registration Rights Agreement. Any PNC transferee will be bound by the Stockholders Agreement and have the rights and obligations of PNC under the Stockholders Agreement.

  If PNC or its affiliates or, following a change in control of PNC or BlackRock, any successor offers to purchase or purchases all outstanding shares of class A common stock or class B common stock or purchases sufficient shares of class A common stock to cause such stock to be delisted, it must also offer to purchase all outstanding shares of class B common stock or other capital stock held by employee stockholders at fair value, which, with respect to both class A common stock and class B common stock, shall be the highest price paid for class A common stock or class B common stock as applicable, and offer to cancel all BlackRock stock options held by each employee stockholder, if any, for a cash payment in an amount based upon the excess of the price offered to other stockholders over the exercise price of such stock options.

Transactions with Directors

  Frank T. Nickell, a director of BlackRock since December 1999, is the president and chief executive officer of Kelso & Company, a firm that manages private equity investment partnerships and private equity investments. Pursuant to a consulting agreement, Kelso & Company, L.P. acts as a consultant to BlackRock Financial Management, Inc., an indirect wholly owned subsidiary of BlackRock. Kelso & Company, L.P. earned $0.1 million in fees in 2000 pursuant to the consulting agreement with BlackRock Financial Management. In addition, pursuant to an advisory agreement, Kelso & Company, L.P. acts as an advisor to Magnetite Asset Investors LLC, a limited liability company created by BlackRock to pursue investment opportunities in the high yield market. Kelso & Company, L.P. earned $3.2 million in fees in 2000 pursuant to the advisory agreement with Magnetite Asset Investors LLC.

  From time to time, certain directors may have investments in various BlackRock investment vehicles. In addition, certain of the companies or affiliates of the companies which employ BlackRock's independent directors may have investments in various BlackRock investment vehicles.

                                    ITEM 2

                APPROVAL OF THE ADOPTION OF THE BLACKROCK, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

Introduction

  Blackrock is asking stockholders to approve the adoption of the BlackRock, Inc. Employee Stock Purchase Plan (the "Purchase Plan") pursuant to which a total of 1,250,000 shares of class A common stock are reserved for issuance. The Board adopted the Purchase Plan, subject to stockholder approval, on November 3, 2000. If the Purchase Plan is approved, it is expected that offerings under the Purchase Plan will commence on August 1, 2001.

  The purpose of the Purchase Plan is to allow eligible employees of BlackRock and its subsidiaries to purchase shares of class A common stock by means of regular payroll deductions, thereby providing an incentive for them to promote the continued success of BlackRock by further aligning their interests with the interests of other BlackRock stockholders. Employee participation in the Purchase Plan is voluntary.

  The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. The Purchase Plan is not subject to the provisions of ERISA, nor is it qualified as a pension, profit-sharing, or stock bonus plan under Section 401(a) of the Internal Revenue Code.

Summary of the Purchase Plan

  The following summary of the material features of the Purchase Plan does not purport to be complete and is qualified in its entirety by reference to the Purchase Plan, a copy of which is attached hereto as Appendix B to this proxy statement.

Shares Authorized

  A total of 1,250,000 shares of class A common stock have been reserved for issuance under the Purchase Plan. BlackRock estimates that approximately 250,000 shares of class A common stock will be purchased under the Purchase Plan by Purchase Plan participants each year.

Plan Administration

  The Purchase Plan is administered by BlackRock's management committee (the "Management Committee"). The Management Committee is authorized to interpret the Purchase Plan and the Management Committee has the power to appoint an employee as the Purchase Plan manager and to delegate to such person authority with respect to the administration of the Purchase Plan as the Management Committee, in its sole discretion, deems advisable from time to time.

Eligibility

  An employee is eligible to participate in an offering under the Purchase Plan if he or she has at least one year of continuous service with BlackRock, PNC or a subsidiary of BlackRock or PNC immediately preceding the commencement of that offering. Rights under the Purchase Plan are nontransferable. It is expected that as of August 1, 2001, approximately 600 BlackRock employees will be eligible to participate in the Purchase Plan.

Offerings under the Purchase Plan

  An offering under the Purchase Plan is made on August 1 and February 1 each year. An offering affords each eligible employee an opportunity to purchase shares of class A common stock at a 15% discount from the fair market value of the stock as determined in accordance with the terms of the Purchase Plan. Purchases under the Purchase Plan are made by means of after-tax payroll deductions over a six-month option period. The amount deducted must be a whole number percentage of a participating employee's compensation from 1% to 10% inclusive, and is credited to an account established in the employee's name. For a participating employee, the amount in his or her account on the last day of the option period (the exercise date) is applied, without interest, to the purchase of that number of whole shares of class A common stock that such amount will purchase, at the lower price of:

  . 85% of the fair market value of a share of class A common stock on the first day of the option period (i.e., August 1 or February 1); or

  . 85% of the fair market value of a share of class A common stock on the last day of the option period, (i.e., the January 31 or July 31) next following the beginning of the option period.

  The closing price of a share of class A common stock on the New York Stock Exchange on March 21, 2001, the most recent practicable date prior to the printing of this Proxy Statement, was $35.95.

  The fair market value of the shares of class A common stock which may be purchased by any employee under this or any other BlackRock plan that is intended to comply with Section 423 of the Internal Revenue Code during any calendar year may not exceed $25,000. If a participating employee's payroll deductions equal the annual dollar limitation imposed by Section 423 of the Internal Revenue Code, the employee's payroll deductions are reduced to 0% for the remainder of the calendar year and re-commerce at the beginning of the first option period which begins in the following calendar year, unless the employee elects not to participate during such option period.

  An employee may withdraw from an offering at any time prior to the last day of the option period and may request that all accumulated payroll deductions be refunded. No interest will be paid on the amount withdrawn from the Purchase Plan. An employee may discontinue payroll deductions without the withdrawal of all payroll deductions previously made during that particular option period before the termination of his or her participation in that offering. The amount remaining in the employee's account will be used to purchase class A common stock on the exercise date, provided that he or she is an employee as of the exercise date. Amounts not used to purchase class A common stock will be refunded without interest upon the written request of the participant. A participant who elects to discontinue payroll deductions during an option period may again become a participant in a subsequent option period by filing a new stock purchase agreement.

Plan Benefits

  The number of shares of class A common stock which may be purchased under the Plan is not determinable because purchase prices will not be set until the end of each option period and because the level of employee participation may fluctuate.

United States Federal Income Tax Information

  The following summary is intended as a general guide to the United States federal income tax consequences relating to offerings under the Purchase Plan. This summary does not attempt to describe all possible federal or other tax consequences or tax consequences based on particular circumstances.

  A participant will not recognize income at the time of the grant of an option under the Purchase Plan (that is, on the offering date). Nor will a participant recognize income on the exercise of such an option (that is, on the exercise date), provided that at no time during the period beginning with the offering date and ending on the date three months before the exercise date, the participant ceased to be an employee of BlackRock or one of its subsidiaries ("employment requirement"). Under these circumstances, no deduction will be allowable to BlackRock in connection with either the grant of an option or the issuance of shares upon exercise of an option.

  If a participant disposes of shares acquired under the Purchase Plan more than two years after the offering date (the "required holding period") or in the event of the participant's death, the participant will recognize compensation income equal to the lesser of (a) the excess, if any, of the fair market value of the shares on the date of disposition or the participant's death over the amount the participant paid for the shares, or (b) 15% of the fair market value of the shares as of the offering date. In addition, a participant will recognize capital gain equal to the excess, if any, of the proceeds from the disposition over the sum of the purchase price paid by the participant for the shares and the amount of ordinary income the participant recognizes. If the proceeds from disposition of the shares are less than the purchase price paid by the participant, the participant will be entitled to a long-term capital loss. No deduction for federal income taxes will be allowed to BlackRock upon a participant's death or upon the disposition of shares after the required holding period.

  If shares acquired under the Purchase Plan are held less than the required holding period, the excess of the fair market value of the shares as of the exercise date over the price the participant paid for the shares will be treated as ordinary income to the participant at the time of disposition of the shares. In addition, the participant will recognize capital gain equal to the excess, if any, of the proceeds from sale over the fair market value of the shares as of the exercise date. If the proceeds from disposition of the shares are less than the fair market value of the shares as of the exercise date, the participant will recognize a capital loss equal to the amount of such difference. BlackRock will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income a participant recognizes upon disposition of the shares prior to expiration of the required holding period.

  If a participant fails for any reason other than the participant's death or certain temporary leaves to meet the employment requirement, then, upon the receipt of shares upon exercise, the participant generally will recognize ordinary income equal to the difference between the fair market value of the shares purchased as of the exercise date and the purchase price paid. Under such circumstances, BlackRock will be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

Recommendation

  The Board of Directors recommends a vote "for" the adoption of the Purchase Plan.

                                    ITEM 3

                        APPROVAL OF AN AMENDMENT TO THE
              BLACKROCK, INC. 1999 STOCK AWARD AND INCENTIVE PLAN

Introduction

  The BlackRock, Inc. 1999 Stock Award and Incentive Plan (the "Plan") enables the Compensation Committee to make discretionary stock option, stock appreciation, restricted stock, restricted stock unit, dividend equivalent and other long-term stock-based or cash-based awards to selected employees and independent contractors of BlackRock and its present or future affiliates. The Board believes that the Plan is instrumental in attracting future Plan participants and in retaining and motivating current Plan participants.

Proposed Amendment

  BlackRock is asking stockholders to approve an amendment to the Plan that would increase the number of shares of class A common stock available for issuance under the Plan to 9,000,000 shares and provide that no more than 4,000,000 shares may be covered by stock-based awards to any single individual in any Plan year. BlackRock stockholders have previously authorized the issuance under the Plan of shares of class A common stock not to exceed 5.93% of the total number of shares of class A common stock and class B common stock outstanding. In addition, the Plan currently provides that no more than 2.5% of the total number of shares of class A common stock and class B common stock outstanding may be covered by stock-based awards to a single individual in any Plan year. The Board believes that the existing number of shares available under the Plan will not be sufficient to meet BlackRock's anticipated needs to attract, reward and/or retain top talent.

Summary of the Plan

  The following summary of the material features of the Plan does not purport to be complete and is qualified by the specific provisions of the Plan, a copy of which is available to any stockholder of BlackRock upon written request to the Corporate Secretary of BlackRock at BlackRock's principal executive offices.

Shares Available

  As of January 31, 2001 there were 1,358,859 shares of class A common stock available for issuance under the Plan and awards representing 2,561,926 shares of class A common stock had been granted under the Plan. If BlackRock stockholders approve this proposal, a maximum of 9,000,000 shares of BlackRock class A common stock could be issued under the Plan and no more than 4,000,000 shares of class A common stock may be covered by stock-based awards to any single individual in any Plan year.

  The number of shares of class A common stock authorized for issuance under the Plan is generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event.

Plan Administration

  The Compensation Committee administers the Plan. The Compensation Committee makes awards under the Plan in a manner that satisfies Rule 16b-3 under the Exchange Act. The Compensation Committee has authority, subject to the provisions of the Plan, to, among other things, determine the persons to whom awards will be granted, determine the terms and conditions (including any applicable performance criteria) of the awards, and prescribe, amend and rescind rules and regulations relating to the Plan.

Eligibility

  Grants of awards may be made under the Plan to selected employees and independent contractors of BlackRock and its present or future affiliates, at the discretion of the Compensation Committee. As of February 28, 2001, 165 BlackRock employees were eligible for awards under the Plan. The closing price of a share of class A common stock on the New York Stock Exchange on March 21, 2001, the most recent practicable date prior to the printing of this Proxy Statement, was $35.95.

Stock Options and Appreciation Rights

  Stock option awards may be either "incentive stock options," as such term is defined in Section 422 of the Internal Revenue Code, or nonqualified stock options. The exercise price of a nonqualified stock option may be above, at or below the fair market value per share of class A common stock on the date of grant; the exercise price of an incentive stock option may not be less than the fair market value per share of class A common stock on the date of grant and incentive stock options may only be granted to employees. The exercise price of a stock option may be paid in cash, by the surrender of class A common stock, or by a combination of these methods. An award agreement may also allow an option recipient to elect to pay the exercise price by having shares of class A common stock sold by a broker pursuant to a cashless same-day sale exercise.

  Stock appreciation rights may be granted alone or together with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of class A common stock on the date the stock appreciation right is exercised over either the fair market value of a share of class A common stock on the date of grant (in case of a free standing stock appreciation right) or the exercise price of the related stock option (in case of a tandem stock appreciation right). Payment can be made in cash, class A common stock or both, as specified in the award agreement or as determined by the Compensation Committee.

  Stock options and stock appreciation rights are exercisable at such times and upon such conditions as the Compensation Committee may determine, as reflected in the applicable award agreement. The Compensation Committee determines the exercise period except that, in the case of an incentive stock option, the exercise period shall not exceed ten years from the date of grant of the incentive stock option.

  Except to the extent that the applicable award agreement provides otherwise, in the event of the termination of employment of an employee or termination of the independent contractor relationship, the right to exercise stock options and stock appreciation rights held by such employee or independent contractor will cease.

Restricted Stock and Restricted Stock Units

  A restricted stock award is an award of class A common stock and a restricted stock unit award is an award of the right to receive cash or class A common stock at a future date. In each case, the award is subject to restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established performance goals, in such installments, or otherwise, as the Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock.

  Upon termination of employment or termination of the independent contractor relationship during the applicable restriction period, shares of restricted stock, restricted stock units and accrued but unpaid dividends or dividend equivalents that are subject to restrictions will be forfeited unless the Compensation Committee provides otherwise. The Compensation Committee can determine that restrictions or forfeiture conditions relating to restricted stock or restricted stock units will be waived in whole or in part in the event of terminations resulting from specified causes. The Compensation Committee may in other cases waive in whole or in part the forfeiture of restricted stock.

Other Awards

  The Compensation Committee may grant a participant the right to receive cash or class A common stock, in each case equal in value to dividends paid with respect to a specified number of shares of class A common stock. Dividend equivalents may be awarded on a freestanding basis or in connection with another award, and may be paid currently or on a deferred basis. The Compensation Committee is also authorized to grant class A common stock as a bonus or to grant other cash awards.

Transferability

  Except as otherwise determined by the Compensation Committee, awards granted under the Plan may be transferred only by will or by the laws of descent and distribution.

Amendment and Termination

  The Plan may be altered, amended, suspended, or terminated by the Board or the Compensation Committee, in whole or in part, except that no amendment that requires stockholder approval in order for the Plan to continue to comply with state law, stock exchange requirements or other applicable law will be effective unless the amendment has received the required stockholder approval. In addition, no amendment may be made which adversely affects any of the rights of any award holder previously granted an award, without the holder's consent.

United States Federal Income Tax Information

  The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

 Incentive Stock Options

  An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the optionee is subject to the alternative minimum tax). Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option ("iso shares") within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the iso shares. If an optionee disposes of the iso shares within two years after the stock option grant date or within one year after the exercise date (each a "disqualifying disposition"), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the iso shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the iso shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the iso shares were held by the optionee. A capital gain will be long-term if the optionee's holding period is more than 12 months. BlackRock will be entitled to a deduction in connection with the disposition of the iso shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the iso shares.

 Nonstatutory Stock Options

  An optionee generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is a BlackRock employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. BlackRock generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Amended Plan Benefits and Additional Information

  Future grants under the Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Plan will depend on a number of factors, including the fair market value of class A common stock on future dates and the exercise decisions made by optionees. Consequently, it is not possible to determine the benefits that might be received by participants under the Plan. For information relating to the grants under the Plan to "Named Executive Officers," see "Summary Compensation Table" and "Option Grants in Last Fiscal Year."

  The number of shares of class A common stock subject to options granted to certain persons under the Plan since its inception are as follows: Messrs. Fink, Schlosstein, Kapito, Audet and Connolly were granted stock options to purchase 112,500 shares, shares, 72,500 shares, 52,500 shares, 42,500 shares and 32,500 shares, respectively; all current executive officers as a group were granted stock options to purchase an aggregate of 312,500 shares; no current directors who are not executive officers were granted stock options; and all employees, including all officers who are not executive officers, as a group were granted stock options to purchase an aggregate of 2,249,426 shares. Since the inception of the Plan, no stock option has been granted to any associate of any current director who is not an executive officer, of any nominee or of any executive officer, and no person other than those individuals set forth above was granted five percent or more of the total amount of stock options granted under the Plan since its inception.

Recommendation

  The Board of Directors recommends a vote "for" the approval of the amendment to the Plan.

                             INDEPENDENT AUDITORS

  At its meeting on February 6, 2001, the Board of Directors, upon the recommendation of its Audit Committee, appointed Ernst & Young LLP to serve as our independent auditors for 2001.

  Ernst & Young LLP performed various audit and other services for BlackRock during 2000. Such services included an audit of annual consolidated financial statements, interim reviews of quarterly financial statements, review and consultation connected with certain filings with the SEC, internal control reviews required by regulatory authorities and certain contractual agreements, consultation on tax, financial accounting and reporting matters, and meetings with the Audit Committee of the Board of Directors.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

  BlackRock paid audit fees of $270,000 to Ernst & Young LLP for the 2000 annual audit, including the audit of the consolidated financial statements, timely quarterly reviews, and audits of consolidated subsidiaries.

Financial Information Systems Design and Implementation Fees

  BlackRock did not incur any financial information systems design and implementation fees from its principal accountant for the most recent fiscal year.

All Other Fees

  BlackRock paid fees of $1,173,000 to Ernst & Young LLP for all other services provided by it in 2000, including audit related services of $708,000 and nonaudit services of $465,000. Audit related services generally include fees for statutory audits, accounting consultations, internal audit and SEC registration statements. The Audit Committee has considered the compatibility of nonaudit services with the auditor's independence.

     REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
          NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

  Under our Bylaws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 345 Park Avenue, New York, NY 10154. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2002 Annual Meeting:

  . not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock's proxy materials for the immediately preceding annual meeting of stockholders; or

  . not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year's annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

  Assuming that our 2002 Annual Meeting is held within 30 days preceding the anniversary of the 2001 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by November 29, 2001. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

  The nomination must contain the following information about the nominee:

  .  name;

  .  age;

  .  business and residence addresses;

  .  principal occupation or employment; and

  . the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

  Notice of a proposed item of business must include:

  . a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

  .  the stockholder's name and address;

  . the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

  .  any material interest of the stockholder in such business; and

  . a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

  The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

                                          By Order of the Board of Directors,


                                          /s/Robert P. Connolly
                                          Robert P. Connolly
                                          Corporate Secretary

                                                                     Appendix A

                                    CHARTER

                                AUDIT COMMITTEE

                     BOARD OF DIRECTORS OF BLACKROCK, INC.

1. AUTHORITY

  The Audit Committee (the "Committee") of the Board of Directors (the "Board") of BlackRock, Inc. (the "Company") is established pursuant to Section 3.16(e)(ii) of the Company's Amended and Restated Bylaws (the "Bylaws"). Committee members shall be appointed annually by the Board and must number no less than that prescribed by any applicable law, the Bylaws or New York Stock Exchange (the "NYSE") rules, as determined from time to time by resolution of the Board.

  At the time of his or her appointment and during his or her tenure on the Committee, each Committee member must satisfy such standards of independence and experience prescribed by any applicable law or NYSE rule relating to the duties and responsibilities of Committee members. The Board will appoint one of the members of the Committee to serve as the Committee Chair. The Committee Chair will have authority to act on behalf of the Committee between meetings. Except as otherwise provided by resolution of the Board or the Committee or this charter, the presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee.

2. PURPOSE OF THE COMMITTEE

  The Committee's primary duties and responsibilities are:

  . Overseeing management's conduct of the Company's financial reporting process, management's maintenance of internal control, and management's maintenance of process regarding compliance with applicable laws and regulations and corporate policy; and

  . Overseeing the audit function, including private discussion, as appropriate with the independent and the internal auditors.

3. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

  In order to fulfill its duties and responsibilities, the Committee shall:

    (a) Adopt a formal written charter that is approved by the Board and review and reassess annually the adequacy of the charter. The charter will be included as an appendix to the annual stockholders meeting proxy statement triennially or in the next annual stockholders meeting proxy statement after any significant amendment to the charter;

    (b) Discuss with the Company's independent auditors, internal auditors, and management their assessments of the adequacy of the Company's internal control;

    (c) Provide general oversight of the Company's audit function, including the review with management and the independent accountants of the Company's annual financial statements and other matters required to be discussed by Statement of Auditing Standards No. 61;

    (d) Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. The independent accountants are ultimately accountable to the Committee and the entire Board for such accountant's review of the financial statements and controls of the Company;

    (e) Discuss with management and the internal auditors the Company's processes regarding compliance with applicable laws and regulations and corporate policy;

    (f) Assist in facilitating free and open communication between and among the Board, the Committee, the independent auditors, compliance and risk management personnel, and executive management of the Company and its subsidiaries;

    (g) Monitor the independence of the accountants by:

      (1) Receiving, on a periodic basis, from the independent accountants, a formal written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board ("ISB") No. 1; and

      (2) Discussing with the independent accountants all significant relationships disclosed in such statements that may impact the objectivity and independence of the independent auditors; and if so determined by the Committee, recommend that the Board take appropriate action in response to such statements to satisfy itself that the Company has engaged independent auditors as required by the Securities Acts administered by the Securities and Exchange Commission (the "SEC") and the rules of the NYSE;

    (h) Confirm through private discussions with the independent auditors and the Company's management that no management restrictions are being placed on the scope of their work;

    (i) Review and accept, if appropriate, the annual integrated audit plan of the independent auditors, including the scope of audit activities and monitoring its progress and results during the year;

    (j) Receive periodic reports from the independent auditors and appropriate officers of the Company to assess the impact on the Company of significant accounting or reporting developments proposed by the Financial Accounting Standards Board or the SEC, or any other significant matters that may have a bearing on the Company;

    (k) Review with management and the Company's independent auditors the existence of any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control and determine that appropriate corrective action, if needed, is being taken by management;

    (l) Review with management and the independent auditors:

      (1) Management's process for formulating accounting estimates and the reasonableness of those estimates;

      (2) Significant recorded and unrecorded audit adjustments; and

      (3) Any disagreement about matters that individually or in the aggregate could be significant to the financial condition or results of operations of the Company;

    (m) Receive an annual report from the independent auditors covering their review of policies and procedures related to executive officers' perquisites and expenses, including their use of corporate assets pursuant to any policy adopted by the Board's Compensation Committee;

    (n) In the absence of a review by the full Board, review reports of examination and other supervisory documents issued by regulatory agencies, including management's responses thereto, and monitor written commitments made by management to regulatory agencies through inquiry of the independent auditors and appropriate officers of the Company;

    (o) Receive periodic reports from appropriate officers of the Company concerning comprehensive risk management, findings and recommendations, and the corrective action, if needed, being taken by management;

    (p) Receive periodic reports from the Company's General Counsel concerning litigation or regulatory enforcement actions affecting the Company and its subsidiaries; and

    (q) Supervise and direct any special projects or investigations that the Committee or the Board considers necessary and which have not been assigned by the Board to a special committee created specifically for that purpose.

  With respect to the duties and responsibilities listed above, the Committee shall:

    (r) Report regularly to the Board on its activities, as appropriate;

    (s) Maintain minutes of its meetings and records relating to those meetings and the Committee's activities; and

    (t) Prepare the audit committee report to be included in the Company's proxy statement when and as required by the rules of the SEC.

  The Committee's job is one of oversight as set forth in this charter. It is not the duty of the Committee to prepare the Company's financial statements, to plan or conduct audits, or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company's management is responsible for preparing the Company's financial statements and for maintaining internal control, and the independent auditors are responsible for auditing the financial statements. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

  In performing their duties and responsibilities, the Committee members shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company's officers or employees, or committees of the Board, or by any other person as to matters the members reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

                                                                     Appendix B

                                BLACKROCK, INC.

                         EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I

                         PURPOSE AND SCOPE OF THE PLAN

1.1 Purpose

  The BlackRock, Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Corporation.

1.2 Definitions

  Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

    Board of Directors or Board shall mean the Board of Directors of the Corporation.

    Code shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

    Committee shall mean the committee of officers established by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 1.3 hereof.

    Common Stock shall mean shares of the Class A common stock, par value $0.01 per share, of the Corporation.

    Corporate Retirement Plans shall mean the department of the Parent responsible for the day-to-day administration and record-keeping for the Plan.

    Corporation shall mean BlackRock, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

    Compensation shall mean the regular remuneration paid to an Employee by the Corporation or Designated Subsidiary which, in the case of an Employee who receives commission income, will mean commissions, guarantees and incentive pay (excluding any bonus) and, in the case of any other Employee, will mean base salary and wages.

    Continuous Service shall mean the period of time, uninterrupted by a termination of employment (other than a termination as a result of a transfer of employment among the Parent, the Corporation or a Designated Subsidiary), that an Employee has been employed by the Corporation, a Designated Subsidiary or the Parent (or any combination of the foregoing) immediately preceding an Offering Date. Such period of time shall include any approved leave of absence.

    Designated Subsidiary shall mean any Subsidiary that has been designated by the Committee to participate in the Plan.

    Employee shall mean any full-time or part-time employee of the Corporation or a Designated Subsidiary who customarily works for the Corporation or Designated Subsidiary, as the case may be, for a minimum of twenty hours per week.

    Exercise Date shall mean July 31 and January 31 of each Plan Year.

    Fair Market Value of a share of Common Stock shall be the last price of the Common Stock on the applicable date as reported by the Wall Street Journal, or, if no such price is reported for that day, on the last preceding day for which such price is reported, or such other reasonable method of determining fair market value as the Committee shall adopt.

    Management Committee shall mean that committee consisting of (i) the Corporation's chief executive officer, (ii) the president of the Company and (iii) not less than five managing directors of the Company designated from time to time by the CEO of the Company and the president of the Company to serve on such committee.

    Offering Date shall mean August 1 and February 1 of each Plan Year.

    Option Period or Period shall mean the period beginning on an Offering Date and ending on the next succeeding Exercise Date.

    Option Price shall mean the purchase price of a share of Common Stock hereunder as provided in Section 3.1 hereof.

    Parent shall mean any corporation in an unbroken chain of corporations ending with the Corporation, if each of the corporations other than the Corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

    Participant shall mean any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.

    Plan shall mean the Corporation's Employee Stock Purchase Plan, as the same may be amended from time to time.

    Plan Account or Account shall mean an account established and maintained in the name of each participant.

    Plan Manager shall mean any Employee appointed pursuant to Section 1.3 hereof.

    Plan Year shall mean the twelve (12) month period beginning August 1 and ending on the following July 31.

    Retirement shall have the meaning ascribed to it from time to time by the Management Committee.

    Stock Purchase Agreement shall mean the form prescribed by the Committee or the Corporation which must be completed and executed by an Employee who elects to participate in the Plan.

    Subsidiary shall mean any corporation in an unbroken chain of corporations beginning with the Corporation if, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

1.3 Administration of Plan

  Subject to oversight by the Board of Directors or the Board's Compensation Committee, the Committee shall have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. The Committee shall adopt the form of Stock Purchase Agreement and all notices required hereunder. Its interpretations and decisions in respect to the Plan shall, subject as aforesaid, be final and conclusive. The Committee shall have the authority to appoint an Employee as Plan Manager and to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

1.4 Effective Date of Plan

  The Plan shall become effective on the date established for that purpose by the Committee, if prior to that date, the Plan (i) has been adopted by the Board of Directors of the Corporation and (ii) has been approved by an affirmative vote of a majority of votes cast by the holders of the Corporation's common stock in person or by proxy, at a meeting at which a quorum is present. The date established by the Committee as the effective date shall be an Offering Date.

1.5 Extension or Termination of Plan

  The Plan shall continue in effect through, and including July 31, 2011 unless terminated prior thereto pursuant to Section 4.3 hereof, or by the Board of Directors or the Compensation Committee of the Board, each of which shall have the right to extend the term of or terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant's Account shall be refunded to him, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund may not be possible.

                                  ARTICLE II

                                 PARTICIPATION

2.1 Eligibility

  Each Employee, including those serving on the Committee or serving as Plan Manager, who on an Offering Date will have at least one year of Continuous Service, may become a Participant by executing and filing a Stock Purchase Agreement with Corporate Retirement Plans prior to said Offering Date. No Employee may participate in the Plan if said Employee, immediately after an Offering Date, would be deemed for purposes of Section 423 (b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Corporation, its Parent or any Subsidiary.

2.2 Payroll Deductions

  Payment for shares of Common Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Said deductions shall be expressed as a whole number percentage which shall be at least 1% but not more than 10%. A Participant may not increase or decrease the deduction during an Option Period. However, a Participant may change the percentage deduction for any subsequent Option Period by filing notice thereof with Corporate Retirement Plans prior to the Offering Date on which such Period commences. During an Option Period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that Option Period remain in the Participant's Account to purchase Common Stock on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date. Any amount remaining in the Participant's Account after the purchase of Common Stock shall be refunded without interest upon the written request of the Participant. Any Participant who discontinues payroll deductions during an Option Period may again become a Participant for a subsequent Option Period by executing and filing another Stock Purchase Agreement in accordance with
Section 2.1. Amounts deducted from a Participant's Compensation pursuant to this Section 2.2 shall be credited to said Participant's Account.

                                  ARTICLE III

                              PURCHASE OF SHARES

3.1 Option Price

  The Option Price per share of the Common Stock sold to Participants hereunder shall be 85% of the Fair Market Value of such share on either the Offering Date or the Exercise Date of an Option Period, whichever is lower, but in no event shall the Option Price per share be less than the par value of the Common Stock.

3.2 Purchase of Shares

  On each Exercise Date, the amount in a Participant's Account shall be charged with the aggregate Option Price of the largest number of whole shares of Common Stock which can be purchased with said amount. The balance, if any, in such account shall be carried forward to the next succeeding Option Period.

3.3 Limitations on Purchase

  Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee's right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company would accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time. To the extent necessary to comply with Section 423(b)(8) of the Code and the limitations on purchase in this Section 3.3, a Participant's payroll deductions may be decreased to 0% during any Option Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Option Period and any other Option Period ending within the same calendar year is no greater than twenty one thousand two hundred fifty dollars ($21,250). Payroll deductions shall re-commence at the rate provided in such Participant's Stock Purchase Agreement at the beginning of the first Option Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 2.2 of the Plan.

3.4 Transferability of Rights

  Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable.

                                  ARTICLE IV

                      PROVISIONS RELATING TO COMMON STOCK

4.1 Common Stock Reserved

  There shall be 1,250,000 authorized and unissued shares of Common Stock reserved for the Plan, subject to adjustment in accordance with Section 4.2 hereof. The aggregate number of shares which may be purchased under the Plan shall not exceed the number of shares reserved for the Plan.

4.2 Adjustment for Changes in Common Stock

  In the event that adjustments are made in the number of outstanding shares of Common Stock or said shares are exchanged for a different class of stock of the Corporation or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise, the Committee may make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

4.3 Insufficient Shares

  If the aggregate funds available for purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1 hereof, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically terminate immediately after such Exercise Date.

4.4 Confirmation

  Each purchase of Common Stock hereunder shall be confirmed in writing to the Participant. A record of purchases shall be maintained by appropriate entries on the books of the Corporation. Participants may obtain a certificate or certificates for all or part of the shares of Common Stock purchased hereunder upon making a written request.

4.5 Rights as Shareholders

  The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Corporation shall exist with respect to such shares.

                                   ARTICLE V

                         TERMINATION OF PARTICIPATION

5.1 Voluntary Withdrawal

  A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant's Account shall be refunded to him without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1 hereof.

5.2 Termination of Eligibility

  If a Participant Retires, he may elect to (i) withdraw the entire amount, if any, in his Plan Account, or (ii) have said amount used to purchase whole shares of Common Stock pursuant to Section 3.2 hereof on the next succeeding Exercise Date, and have any remaining balance refunded without interest.

  If a Participant ceases to be eligible under Section 2.1 hereof for any reason other than Retirement, the dollar amount and the number of unissued shares in such Participant's Account will be refunded or distributed to the Participant, or in the case of death, the Participant's designated beneficiary or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution may not be possible.

                                  ARTICLE VI

                              GENERAL PROVISIONS

6.1 Notices

  Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by Corporate Retirement Plans.

6.2 Condition of Employment

  Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Corporation or a Designated Subsidiary to terminate an Employee.

6.3 Withholding of Taxes

  Each Participant shall, no later than the date as of which the value of an option under the Plan and/or shares of Common Stock first becomes includible in the income of the Participant for income tax purposes, pay to the Corporation, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to such option or shares of Common Stock. The obligations of the Corporation under the Plan shall be conditional on the making of such payments or arrangements, and the Corporation shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

  In particular, to the extent a Participant is subject to taxation under U.S. Federal income tax law, if the Participant makes a disposition, within the meaning of Section 424(c) of the Code of any share or shares of Common Stock issued to Participant pursuant to Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering or within the one-year period commencing on the day after the Exercise Date, Participant shall, within ten (10) days of such disposition, notify the Corporation thereof and thereafter immediately deliver to the Corporation any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Corporation may be required to withhold.

6.4 Amendment of the Plan

  The Board of Directors or the Board's Compensation Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Common Stock is listed.

6.5 Application of Funds

  All funds received by the Corporation by reason of purchases of Common Stock hereunder may be used for any corporate purpose.

6.6 Legal Restrictions

  The Corporation shall not be obligated to sell shares of Common Stock hereunder if counsel to the Corporation determines that such sale would violate any applicable law or regulation.

6.7 Gender

  Whenever used herein, use of any gender shall be applicable to both genders.

6.8 Governing Law

  The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.

                                                                    Exhibit 99.1


                                BLACKROCK, INC.
                                     PROXY
                      SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Paul L. Audet and Robert P. Connolly, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of BlackRock, Inc. held of record by the undersigned as of March 9, 2001, at the 2001 Annual Meeting of Stockholders to be held on May 2, 2001, beginning at 9:00 a.m., local time, at The New York Palace Hotel, 455 Madison Avenue, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1 and FOR Items 2 and 3.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

This proxy also serves as a voting instruction card and directs PNC Bank, National Association, as Trustee of The PNC Financial Services Group, Inc. Incentive Saving Plan to vote all the shares of BlackRock class A common stock credited to the undersigned's account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.

(This card is continued on the reverse side. Please sign on the reverse side and return promptly in the enclosed envelope.)

--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .


                                BLACKROCK, INC.
                      2001 ANNUAL MEETING OF STOCKHOLDERS

                            Wednesday, May 2, 2001
                             9:00 A.M., Local Time

                           THE NEW YORK PALACE HOTEL
                              455 MADISON AVENUE
                              NEW YORK, NEW YORK

P R O X Y

                                                         Please mark
                                                         your vote as      [X]
                                                         indicated in this
                                                         example


The Board of Directors recommends a vote FOR all nominees listed in Items 1 and FOR Items 2 and 3.
1. Election of Directors.

      FOR all nominees           WITHHOLD            Nominees:  James E. Rohr, Ralph L. Schlosstein,
    listed to the right          AUTHORITY                      Lawrence M. Wagner                              SPECIAL ATTENTION:
     (except as marked    to vote for all nominees   FOR all nominees, except vote withheld from
      to the contrary)      listed to the right      the following nominees (if any):
            [_]                    [_]                                                                          Change of Address
                                                     _________________________________________________

2. Proposal to adopt the 2001 BlackRock, Inc. Employee       3.  Proposal to amend the BlackRock, Inc.
   Stock Purchase Plan                                           1999 Stock Award and Incentive
                                                                 Plan
       FOR    AGAINST    ABSTAIN                                  FOR    AGAINST    ABSTAIN
       [_]      [_]        [_]                                    [_]      [_]       [_]            New Address: ___________________

                                                                                                    ________________________________

                                                                                                    ________________________________

                                                                                                    Dated __________________________

                                                                                                    ________________________________



                                                                                                   ________________________________
                                                                                                   (SIGNATURE OF STOCKHOLDER)

                                                                                                  _________________________________
                                                                                                  (SIGNATURE, IF HELD JOINTLY)

                                                                                                    IMPORTANT:  PLEASE SIGN AS NAME
                                                                                                    APPEARS HEREON. JOINT OWNERS
                                                                                                    SHOULD EACH SIGN. IF ACTING AS
                                                                                                    ATTORNEY, EXECUTOR, TRUSTEE, OR
                                                                                                    IN OTHER REPRESENTATIVE
                                                                                                    CAPACITY, PLEASE SIGN NAME AND
                                                                                                    TITLE.

--------------------------------------------------------------------------------
                        .    FOLD AND DETACH HERE    .